UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       May 2, 2001
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

     On May 2, 2001, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports 22 Percent Increase in First Quarter Diluted Earnings Per Share of 67 Cents. First Quarter Comparable
Sales  Increase 3.6 Percent for Company  Restaurants;  April Company  Comparable
Sales Increase 3.4 Percent." The press release contained the following information.



                                                           FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Director of Investor Relations
          (913) 967-4109

              Applebee's International Reports 22 Percent Increase
             in First Quarter Diluted Earnings Per Share of 67 Cents

         First Quarter Comparable Sales Increase 3.6 Percent for Company Restaurants; April Company Comparable Sales Increase 3.4 Percent


Overland Park, Kan., May 2, 2001 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $16.8 million, or 68 cents and 67 cents per share on a basic and diluted basis, respectively, for the first quarter ended April 1, 2001. This represents an increase in earnings per share of 24 percent and 22 percent on a basic and diluted basis, respectively, as compared with 55 cents per share on both a basic and diluted basis for the first quarter of 2000.

Comparable sales for company restaurants increased 3.6 percent for the first quarter, reflecting an increase in guest traffic of approximately 0.5 percent combined with a higher average check. System-wide comparable sales increased 3.2 percent for the first quarter, while comparable sales for franchise restaurants increased 3.1 percent.

The company also reported comparable sales for the April fiscal period, comprised of the four weeks ended April 29, 2001. Comparable sales for company restaurants increased 3.4 percent, reflecting an increase in guest traffic of
1.5 to 2.0 percent, and a higher average check. System-wide and franchise restaurant comparable sales both increased 3.5 percent for the April period.

Lloyd L. Hill, chairman and chief executive officer, said, "We are enthusiastic about our same-store sales trends through April, especially considering the negative impact of winter weather during the first quarter. The introduction of our new advertising campaign in January, "Eatin' Good in the Neighborhood," has generated positive customer response and is contributing to both increased awareness and traffic. Our customers' reaction to the new core menu also continues to be positive, and we are excited about completing the implementation throughout the franchise system later this quarter.

                                    - more -

"We continue to expand our leadership position in the casual dining segment, and now have more than 1,300 restaurants operating system-wide. We are also executing new agreements with a majority of our franchisees that will increase restaurant development commitments over the next several years supporting our long-term expectation of at least 1,800 restaurants in the United States."

Hill continued, "As the largest casual dining concept in the world, we recognize the opportunity to leverage our brand, system size and scale to optimize future growth and profitability. In that regard, we have recently commenced two strategic initiatives designed to further strengthen the competitive position of the Applebee's concept. Our first initiative addresses the substantial opportunities to leverage the Applebee's supply chain. During the remainder of this year, a team of supply chain management experts will conduct a comprehensive evaluation of our current supply chain in order to design and implement enhanced purchasing, inventory management and distribution systems.

"Our second initiative is a strategic assessment of the Applebee's brand, designed to garner the full potential of the concept. This strategic assessment will focus on improving capacity utilization, identifying sales-building opportunities and expanding distribution of the concept. The company has engaged a leading, worldwide strategic consulting firm to assist the Applebee's management team in this endeavor."

Hill concluded, "These strategic investments in the future of our business will allow us to capitalize on our position as an industry leader, maximize our growth opportunities, and significantly enhance the quality and consistency of the guest experience at every Applebee's restaurant."

Other results for the first quarter ended April 1, 2001, included:

o System-wide sales for the Applebee's concept were a record $712.9 million for the first quarter ended April 1, 2001, an increase of 12 percent over the prior year.

o Operating revenues (comprised of company restaurant sales and franchise income) increased 10 percent for the first quarter.

o Restaurant margins before pre-opening expense were 15.7 percent in the first quarter, as compared to 16.2 percent in the first quarter of 2000, primarily reflecting the adverse impact of higher utility costs.

o Applebee's ended the quarter with 1,299 restaurants system-wide (287 company and 1,012 franchise restaurants). During the first quarter of 2001, there were 14 new Applebee's restaurants opened system-wide, including 2 company and 12 franchised restaurants.

                                    - more -

o In February 2001, the company's board of directors authorized an additional program to repurchase up to $55 million of the company's common stock through 2001, subject to market conditions and pursuant to applicable restrictions under the company's debt agreements. The company repurchased 890,000 shares of common stock in the first quarter at an average price of $33.16 for an aggregate cost of $29.5 million, including $18.9 million under this authorization and $10.6 million under previous authorizations.

The company also announced that John Koch, Senior Vice President of Research and Development, has decided to pursue other interests in the culinary field outside of chain restaurant operations. Under Mr. Koch's leadership, the depth of the Applebee's research and development department has been strengthened with a team of experienced professionals who will be responsible for continuing the execution of the company's food and menu strategies while a nationwide search for his replacement is conducted.

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)


                                                                                 13 Weeks Ended
                                                                         --------------------------------
                                                                           April 1,          March 26,
                                                                             2001              2000
                                                                         -------------     --------------
       Revenues:
            Company restaurant sales................................       $ 160,143         $ 145,451
            Franchise income........................................          22,234            19,799
                                                                         -------------     -------------
               Total operating revenues.............................         182,377           165,250
                                                                         -------------     -------------
       Cost of Company restaurant sales:
            Food and beverage.......................................          43,305            40,058
            Labor...................................................          50,900            46,168
            Direct and occupancy....................................          40,759            35,660
            Pre-opening expense.....................................             135               296
                                                                         -------------     -------------
               Total cost of Company restaurant sales...............         135,099           122,182
                                                                         -------------     -------------
       General and administrative expenses..........................          17,166            16,007
       Amortization of intangible assets............................           1,463             1,451
       Loss on disposition of restaurants and equipment.............             187               353
                                                                         -------------     -------------
       Operating earnings...........................................          28,462            25,257
                                                                         -------------     -------------
       Other income (expense):
            Investment income.......................................             357               349
            Interest expense........................................          (2,357)           (2,364)
            Other income............................................              90               118
                                                                         -------------     -------------
               Total other expense..................................          (1,910)           (1,897)
                                                                         -------------     -------------
       Earnings before income taxes.................................          26,552            23,360
       Income taxes.................................................           9,771             8,597
                                                                         -------------     -------------
       Net earnings.................................................       $  16,781         $  14,763
                                                                         =============     =============

       Basic net earnings per common share..........................       $    0.68         $    0.55
                                                                         =============     =============
       Diluted net earnings per common share........................       $    0.67         $    0.55
                                                                         =============     =============

       Basic weighted average shares outstanding....................          24,744            26,670
                                                                         =============     =============
       Diluted weighted average shares outstanding..................          25,085            26,788
                                                                         =============     =============


The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.



                                                                                    13 Weeks Ended
                                                                           ----------------------------------
                                                                              April 1,         March 26,
                                                                                2001              2000
                                                                           ---------------   ---------------
        Revenues:
             Company restaurant sales....................................        87.8%             88.0%
             Franchise income............................................        12.2              12.0
                                                                           ---------------   ---------------
                Total operating revenues.................................       100.0%            100.0%
                                                                           ===============   ===============
        Cost of sales (as a percentage of Company restaurant sales):
             Food and beverage...........................................        27.0%             27.5%
             Labor.......................................................        31.8              31.7
             Direct and occupancy........................................        25.5              24.5
             Pre-opening expense.........................................         0.1               0.2
                                                                           ---------------   ---------------
                Total cost of sales......................................        84.4%             84.0%
                                                                           ===============   ===============

        General and administrative expenses..............................         9.4%              9.7%
        Amortization of intangible assets................................         0.8               0.9
        Loss on disposition of restaurants and equipment.................         0.1               0.2
                                                                           ---------------   ---------------
        Operating earnings...............................................        15.6              15.3
                                                                           ---------------   ---------------
        Other income (expense):
             Investment income...........................................         0.2               0.2
             Interest expense............................................        (1.3)             (1.4)
             Other income................................................          --               0.1
                                                                           ---------------   ---------------
                Total other expense......................................        (1.0)             (1.1)
                                                                           ---------------   ---------------
        Earnings before income taxes.....................................        14.6              14.1
        Income taxes.....................................................         5.4               5.2
                                                                           ---------------   ---------------
        Net earnings.....................................................         9.2%              8.9%
                                                                           ===============   ===============


Item 9.           Regulation FD Disclosure

     Applebee's   International,  Inc. (the  "Company") also  included  guidance regarding its business outlook in the press release. These comments are included below.



BUSINESS OUTLOOK

The company also updated its guidance as to its business outlook for 2001.

o Comparable sales for both company and franchise restaurants are expected to increase by at least 2 to 3 percent for the remainder of 2001.

o Overall restaurant margins before pre-opening expense for the full year of 2001 are currently expected to be similar to fiscal year 2000 results, reflecting the estimated full year effect of continued higher utility costs. Second quarter margins will continue to be impacted by such costs, and are expected to be similar to first quarter margins.

o As a result of the incremental consulting and related costs associated with the company's recently initiated supply chain management and strategic consulting projects, general and administrative expenses are expected to be in the high-9 percent range, as a percentage of operating revenues, for the remainder of the year.

o The market performance of the company's common stock over recent weeks has resulted in an increase in the number of diluted shares outstanding. In addition, the market price of the company's shares could affect the company's plans to complete its previously announced stock repurchase program for 2001. These factors are expected to increase weighted average shares outstanding, thereby impacting future earnings per share.

o Consistent with current consensus analyst estimates, the company expects diluted earnings per share for fiscal year 2001 (a 52-week fiscal year as compared to 53 weeks in 2000) to be in the range of $2.74 to $2.78, an increase of 14 to 16 percent over the prior year. Diluted earnings per share for the second quarter are expected to be in the range of 69 to 70 cents.

                                    - more -
                                       7

A conference call to review the first quarter 2001 results will be held on Thursday morning, May 3, 2001, at 10:00 a.m. Central Time (11:00 a.m. Eastern
Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., currently develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. There are currently 1,307 Applebee's restaurants operating system-wide in 49 states and eight international countries. Additional information on Applebee's
International  can  be  found  at  the  company's  website  (www.applebees.com).

The statements contained in the Business Outlook section of this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2001. The company disclaims any obligation to update these forward-looking statements.


                                      # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    May 2, 2001                    By:   /s/  George D. Shadid
         ---------------------                 ---------------------
                                               George D. Shadid
                                               Executive Vice President and
                                               Chief Financial Officer



                                       9